Exhibit 99.1

GREENMAN
TECHNOLOGIES
www.greenman.biz

News Release
FOR IMMEDIATE RELEASE

Contacts:	Chuck Coppa, CFO or Lyle Jensen, CEO
GreenMan Technologies, 781-224-2411

Investor Relations Contacts:
John Nesbett or Jennifer Belodeau
Institutional Marketing Services (IMS), 203-972-9200

GreenMan Technologies Completes Asset Purchase Agreement with American Power Group, Inc.

CARLISLE, Iowa – July 29, 2009 -- GreenMan Technologies, Inc. (OTCBB: GMTI), today announced the acquisition of substantially all operating assets (excluding patents) and assumed substantially all financial obligations of American Power Group, Inc. (“APG”), an Iowa corporation. In June, GreenMan announced that it had signed a licensing agreement with APG for the worldwide commercialization of its patented dual fuel alternative energy technology.

Lyle Jensen, GreenMan’s Chief Executive Officer stated, “The acquisition of APG’s operations positions us to aggressively pursue commercialization of the patented dual fuel alternative energy technology we licensed in June. APG is at the nexus of multiple compelling trends in the marketplace.  Its proprietary “shovel ready” solution significantly reduces a customer’s operating cost by reducing reliance on fossil fuel and adding to the useful life of a diesel engine.  Not only is this an attractive investment for customers around the world, but it is also environmentally friendly and in concert with the current clean air initiatives in Washington. In conjunction with the acquisition, we entered into long term employment and consulting agreements with APG’s senior management team. The system will continue to be marketed under the American Power Group brand name.”

APG’s dual fuel alternative energy system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: 1) diesel fuel and compressed natural gas (“CNG”); 2) diesel fuel and bio-methane, or 3) 100% on diesel fuel depending on the circumstances.  The proprietary technology seamlessly displaces up to 70% of the normal diesel fuel consumption with CNG or bio-methane and the energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate to Original Equipment Manufacturers’ (“OEM”) specified temperatures and pressures with no loss of horsepower.  Installation requires no engine modification unlike the more expensive high-pressure alternative fuel systems in the market.  Additional dual fuel system combinations are under development and will also be covered by this License Agreement.

APG’s fuel technology upgrade is ideally suited for the large domestic and international installed base of both stationary and vehicular diesel engines estimated to be in the millions in both the U.S. and internationally.  The stationary market includes primary and backup diesel power generation for hospitals, critical care facilities, cold storage warehouses, data centers, financial centers and exchanges and government facilities, while vehicular applications include school buses, public transit, refuse haulers, commercial route fleets, government vehicles, and short-haul trains.  Over 1,000 APG systems are already in operation in North and South America, Africa, India and Pakistan.

Conference Call
Please join us today, July 29, 2009 at 11:00 AM Eastern Time for a conference call in which we will discuss the APG acquisition. To participate, please call 1-800-967-7184 and ask for the GreenMan call using passcode 5704014. A replay of the conference call can be accessed until 11:50 PM on August 29, 2009 by calling 1-888-203-1112 and entering pass code 5704014.

About GreenMan Technologies
GreenMan Technologies, through its subsidiaries, provides technological processes and unique marketing programs for renewable fuel, alternative energy, recycled feedstock, and innovative recycled products. Through the company's Green Tech Products subsidiary, the company develops and markets branded products and services that provide schools and other political subdivisions viable solutions for safety, compliance, and accessibility.  The Company’s Renewable Fuels and Alternative Energy subsidiary pursues opportunities to commercialize and grow green-based technologies and in June 2009 we signed an exclusive worldwide license agreement to fully-commercialize their patented dual fuel alternative energy system technology.

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risks and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the facts that we have sold the tire recycling operations which have historically generated substantially all our revenue and that we will be prohibited from competing in that business on a regional basis until 2013, the risk that we may not be able to increase the revenue of our Welch division, the risks that we may not be able to identify and acquire complementary businesses and that we may not be able successfully to integrate any such acquisitions with our current businesses, the risk that we may not be able to return to sustained profitability, the risk that we may not be able to secure additional funding necessary to grow our business, on acceptable terms or at all, the risk that, if we have to sell securities in order to obtain financing, the rights of our current stockholders may be adversely affected, and the risks of possible adverse effects of economic, governmental, seasonal and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-KSB for the fiscal period ended September 30, 2008. The Company disclaims any intent or obligation to update these "forward-looking" statements.